EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2024 Second Quarter Results and Raises the low end of its Fiscal 2024 Guidance

•Sales for the quarter decreased 1.1 percent. Organic sales increased 1.6 percent, foreign currency translation increased sales 0.8 percent and divestitures decreased sales 3.5 percent.
•Gross profit margin increased to 50.2 percent in the second quarter of fiscal 2024 compared to 48.0 percent in the second quarter of fiscal 2023.
•Diluted EPS increased 18.4 percent to $0.90 in the second quarter of fiscal 2024 compared to $0.76 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 14.8 percent to $0.93 in the second quarter of fiscal 2024 compared to $0.81 in the same quarter of the prior year.
•Net cash provided by operating activities increased to $36.1 million in the second quarter of fiscal 2024 compared to $29.4 million in the second quarter of last year.
•The low end of the Earnings per diluted Class A Common Share guidance was raised for the full year ending July 31, 2024 from the previous range of $3.70 to $3.95 to the new range of $3.80 to $3.95 on a GAAP basis, and was raised from the previous range of $3.85 to $4.10 to the new range of $3.95 to $4.10, excluding after-tax amortization expense.

MILWAUKEE (February 22, 2024) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2024 second quarter ended January 31, 2024.

Quarter Ended January 31, 2024 Financial Results:
Sales for the quarter ended January 31, 2024 decreased 1.1 percent, which consisted of organic sales growth of 1.6 percent, an increase of 0.8 percent from foreign currency translation, and a decrease of 3.5 percent from divestitures. Sales for the quarter ended January 31, 2024 were $322.6 million compared to $326.2 million in the same quarter last year. By region, sales decreased 3.8 percent in the Americas & Asia and sales increased 4.5 percent in Europe & Australia, which consisted of organic sales growth of 1.2 percent in the Americas & Asia and organic sales growth of 2.5 percent in Europe & Australia.
Income before income taxes increased 15.1 percent to $55.8 million for the quarter ended January 31, 2024, compared to $48.5 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended January 31, 2024, which was adjusted for amortization expense of $2.4 million, was $58.2 million, an increase of 12.4 percent compared to the second quarter of last year.
Net income for the quarter ended January 31, 2024 was $43.6 million compared to $38.0 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.90 in the second quarter of fiscal 2024, compared to $0.76 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended January 31, 2024 was $45.4 million and Diluted EPS Excluding Certain Items* for the quarter ended January 31, 2024 was $0.93. Net Income Excluding Certain Items* for the quarter ended January 31, 2023 was $40.5 million, and Diluted EPS Excluding Certain Items* for the quarter ended January 31, 2023 was $0.81.

Six-Month Period Ended January 31, 2024 Financial Results:
Sales for the six-month period ended January 31, 2024 increased 0.9 percent, which consisted of organic sales growth of 2.2 percent, an increase of 1.1 percent from foreign currency translation and a decrease of 2.4 percent from divestitures. Sales for the six months ended January 31, 2024 were $654.6 million compared to $648.8 million in the same period last year. By region, sales decreased 1.2 percent in the Americas & Asia and increased 5.3 percent in Europe & Australia, which consisted of organic sales growth of 2.3 percent in the Americas & Asia and organic sales growth of 2.0 percent in Europe & Australia.
Income before income taxes increased 16.6 percent to $115.2 million for the six-month period ended January 31, 2024, compared to $98.8 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the six months ended January 31, 2024, which was adjusted for amortization expense of $4.7 million, was $119.9 million, an increase of 13.4 percent compared to the same period of the prior year.
Net income for the six-month period ended January 31, 2024 was $90.9 million compared to $77.4 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $1.86 for the six months ended January 31, 2024, compared to $1.55 in the same period last year. Net Income Excluding Certain Items* for the six months ended January 31, 2024 was $94.5 million and Diluted EPS Excluding Certain Items* for the six months ended January 31, 2024 was $1.94. Net Income Excluding Certain Items* for the six months ended January 31, 2023 was $82.7 million, and Diluted EPS Excluding Certain Items* for the six months ended January 31, 2023 was $1.65.

Commentary:
“We are delighted with the progress of our reorganization to a regional structure, which we announced in December of 2022. We are realizing operational savings while reinforcing our organization through our investments in R&D and sales and marketing initiatives. Even in this challenging manufacturing environment, we continue to grow with our Europe & Australia region performing particularly well,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “We believe our pipeline of new products will allow us to grow sales and profit as we integrate our businesses and execute our best go-to-market strategies in each geography. Our financial strength enables us to fund organic and inorganic growth initiatives to position ourselves for future success and increased shareholder value.”
“Brady is financially strong and we once again reported both organic sales growth and profit improvement. This quarter, we grew organic sales by 1.6 percent, we grew GAAP earnings per share by 18.4 percent, and cash flow from operating activities increased to $36.1 million from $29.4 million last year,” said Brady’s Chief Financial Officer, Ann Thornton. “Our capital expenditures increased to $60.8 million through January 31, 2024, which was primarily due to the purchase of a previously leased manufacturing facility. We are still in a net cash position of $95.8 million at January 31, 2024, which provides us with the flexibility to fully fund our organic growth investments, return funds to our shareholders in the form of dividends, and continue to be opportunistic with share buybacks and strategic acquisitions. We believe that our disciplined approach to capital allocation will continue to drive increased shareholder value over the long term.”

Fiscal 2024 Guidance:
The Company raised the low end of its GAAP earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2024 from the previous guidance range of $3.70 to $3.95 per share to the new full year guidance range of $3.80 to $3.95 per share. The Company also raised the low end of its Diluted EPS Excluding Certain Items* guidance for the year ending July 31, 2024 from the previous range of $3.85 to $4.10 per share to the new full year guidance range of $3.95 to $4.10 per share.
The assumptions included in fiscal 2024 guidance include a full-year income tax rate of approximately 22 percent, depreciation and amortization expense ranging from $30 million to $32 million, and capital expenditures of approximately $75 million, which are inclusive of approximately $55 million related to the purchase of previously leased manufacturing facilities. Fiscal 2024 guidance is based on foreign currency exchange rates as of January 31, 2024 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2024 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2023, employed approximately 5,600 people in its worldwide businesses. Brady’s fiscal 2023 sales were approximately $1.33 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of raw materials and labor as well as material shortages and supply chain disruptions; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; Brady’s ability to identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; adverse impacts of regional epidemics or global pandemics; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2023.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Net sales	$322,624	$326,249	$654,607	$648,818
Cost of goods sold	160,541	169,809	320,805	337,114
Gross margin	162,083	156,440	333,802	311,704
Operating expenses:
Research and development	16,832	15,377	32,534	29,310
Selling, general and administrative	91,325	92,282	187,612	182,227
Total operating expenses	108,157	107,659	220,146	211,537

Operating income	53,926	48,781	113,656	100,167

Other income (expense):
Investment and other income	2,684	968	3,122	811
Interest expense	(790)	(1,239)	(1,556)	(2,133)

Income before income taxes	55,820	48,510	115,222	98,845

Income tax expense	12,192	10,524	24,353	21,418

Net income	$43,628	$37,986	$90,869	$77,427

Net income per Class A Nonvoting Common Share:
Basic	$0.90	$0.76	$1.88	$1.55
Diluted	$0.90	$0.76	$1.86	$1.55

Net income per Class B Voting Common Share:
Basic	$0.90	$0.76	$1.86	$1.54
Diluted	$0.90	$0.76	$1.85	$1.53

Weighted average common shares outstanding:
Basic	48,374	49,745	48,440	49,806
Diluted	48,725	50,009	48,768	50,049

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2024	July 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,860	$151,532
Accounts receivable, net of allowance for credit losses of $6,531 and $8,467, respectively	185,569	184,420
Inventories	164,944	177,078
Prepaid expenses and other current assets	12,147	11,790
Total current assets	506,520	524,820
Property, plant and equipment—net	190,777	142,149
Goodwill	590,535	592,646
Other intangible assets	57,108	62,096
Deferred income taxes	14,899	15,716
Operating lease assets	24,686	29,688
Other assets	23,079	22,142
Total	$1,407,604	$1,389,257
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,114	$79,855
Accrued compensation and benefits	56,408	71,470
Taxes, other than income taxes	13,345	13,575
Accrued income taxes	8,228	12,582
Current operating lease liabilities	12,758	14,726
Other current liabilities	66,449	65,828
Total current liabilities	237,302	258,036
Long-term debt	48,090	49,716
Long-term operating lease liabilities	12,510	16,217
Other liabilities	70,970	74,369
Total liabilities	368,872	398,338
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 44,792,328 and 45,008,724 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	353,794	351,771
Retained earnings	1,090,045	1,021,870
Treasury stock—6,469,159 and 6,252,763 shares, respectively of Class A nonvoting common stock, at cost	(305,714)	(290,209)
Accumulated other comprehensive loss	(99,941)	(93,061)
Total stockholders’ equity	1,038,732	990,919
Total	$1,407,604	$1,389,257

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2024	2023
Operating activities:
Net income	$90,869	$77,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,008	17,117
Stock-based compensation expense	5,263	4,381
Deferred income taxes	(3,640)	(5,234)
Other	947	(908)
Changes in operating assets and liabilities:
Accounts receivable	(5,030)	280
Inventories	10,078	(1,287)
Prepaid expenses and other assets	(1,187)	(3,502)
Accounts payable and accrued liabilities	(9,754)	(29,156)
Income taxes	(4,203)	(1,734)
Net cash provided by operating activities	98,351	57,384

Investing activities:
Purchases of property, plant and equipment	(60,832)	(8,167)
Other	—	11
Net cash used in investing activities	(60,832)	(8,156)

Financing activities:
Payment of dividends	(22,694)	(22,793)
Proceeds from exercise of stock options	5,366	2,688
Payments for employee taxes withheld from stock-based awards	(2,362)	(1,509)
Purchase of treasury stock	(21,797)	(17,861)
Proceeds from borrowing on credit agreement	69,145	71,036
Repayment of borrowing on credit agreement	(70,771)	(88,755)
Other	149	66
Net cash used in financing activities	(42,964)	(57,128)

Effect of exchange rate changes on cash	(2,227)	2,041

Net decrease in cash and cash equivalents	(7,672)	(5,859)
Cash and cash equivalents, beginning of period	151,532	114,069

Cash and cash equivalents, end of period	$143,860	$108,210

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
NET SALES
Americas & Asia	$211,643	$220,067	$433,269	$438,562
Europe & Australia	110,981	106,182	221,338	210,256
Total	$322,624	$326,249	$654,607	$648,818

SALES INFORMATION
Americas & Asia
Organic	1.2%	6.9%	2.3%	5.4%
Currency	0.1%	(1.0)%	—%	(1.2)%
Divestiture	(5.1)%	—%	(3.5)%	—%
Total	(3.8)%	5.9%	(1.2)%	4.2%
Europe & Australia
Organic	2.5%	5.2%	2.0%	8.9%
Currency	2.0%	(8.9)%	3.3%	(12.8)%
Total	4.5%	(3.7)%	5.3%	(3.9)%
Total Company
Organic	1.6%	6.3%	2.2%	6.6%
Currency	0.8%	(3.7)%	1.1%	(5.1)%
Divestiture	(3.5)%	—%	(2.4)%	—%
Total	(1.1)%	2.6%	0.9%	1.5%

SEGMENT PROFIT
Americas & Asia	$43,895	$40,174	$93,792	$81,319
Europe & Australia	15,054	13,459	31,798	30,217
Total segment profit	$58,949	$53,633	$125,590	$111,536
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	20.7%	18.3%	21.6%	18.5%
Europe & Australia	13.6%	12.7%	14.4%	14.4%
Total	18.3%	16.4%	19.2%	17.2%

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Total segment profit	$58,949	$53,633	$125,590	$111,536
Unallocated amounts:
Administrative costs	(5,023)	(4,852)	(11,934)	(11,369)
Investment and other income	2,684	968	3,122	811
Interest expense	(790)	(1,239)	(1,556)	(2,133)
Income before income taxes	$55,820	$48,510	$115,222	$98,845

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Income before income taxes (GAAP measure)	$55,820	$48,510	$115,222	$98,845
Amortization expense	2,364	3,258	4,719	6,889
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$58,184	$51,768	$119,941	$105,734

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Income tax expense (GAAP measure)	$12,192	$10,524	$24,353	$21,418
Amortization expense	548	769	1,094	1,634
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$12,740	$11,293	$25,447	$23,052

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Net income (GAAP measure)	$43,628	$37,986	$90,869	$77,427
Amortization expense	1,816	2,489	3,625	5,255
Net Income Excluding Certain Items (non-GAAP measure)	$45,444	$40,475	$94,494	$82,682

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items (Note that certain amounts will not foot due to rounding):

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.90	$0.76	$1.86	$1.55
Amortization expense	0.04	0.05	0.07	0.10
Diluted EPS Excluding Certain Items (non-GAAP measure)	$0.93	$0.81	$1.94	$1.65

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2024 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.80	$3.95
Amortization expense	0.15	0.15
Diluted EPS Excluding Certain Items (non-GAAP measure)	$3.95	$4.10